As filed with the Securities and Exchange Commission on August 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ReposiTrak, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5282 South Commerce Drive, Suite D292

Murray, Utah 84107

(435) 645-2000

(Address, including zip code, and telephone number,

including area code of Registrant’s principal executive offices)

Randall K. Fields

Chief Executive Officer

ReposiTrak, Inc.

5282 South Commerce Drive, Suite D292

Murray, Utah 84107

(435) 645-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Randall K. Fields Chief Executive Officer ReposiTrak, Inc. 5282 South Commerce Drive, Suite D292 Murray, Utah 84107 (435) 645-2000	Daniel W. Rumsey, Esq. Jack Kennedy, Esq. Disclosure Law Group, a Professional Corporation 600 West Broadway, Suite 700 San Diego, CA 92101 (619) 272-7050

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 24, 2026

$35,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

From time to time, we may offer and sell, in one or more offerings, up to $35.0 million of any combination of the securities described in this prospectus. We may also offer securities as may be issuable upon conversion, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions.

This prospectus provides a general description of the securities we may offer from time to time. Each time we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with an offering. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Our common stock is listed on the New York Stock Exchange (the "NYSE") under the ticker symbol “TRAK.” On August 21, 2026, the last reported sale price per share of our common stock was $8.00 per share.

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our business and investing in our securities involves significant risks. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 3 of this prospectus, as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026

REPOSITRAK, INC.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities which may be offered. Each time we offer securities for sale, we will provide a prospectus supplement that contains information about the specific terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus, and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized, or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our securities. You should read the following summary together with the more detailed information appearing in this prospectus and any accompanying prospectus supplement, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus, before deciding whether to purchase our securities.

Unless the context otherwise requires, we use the terms “ReposiTrak,” the “Company,” “we,” “us” and “our” in this prospectus to refer to ReposiTrak, Inc. and its subsidiaries on a consolidated basis.

Company Overview

ReposiTrak, Inc., a Nevada corporation (“ReposiTrak”, “We”, “us”, “our” or the “Company”), is a Software-as-a-Service company (“SaaS”) which operates a business-to-business (“B2B”) e-commerce, compliance & traceability, and supply chain management platform that partners with retailers, wholesalers, distributors and their product suppliers to (a) help them manage specific programs, such as out-of-stock management and scan-based trading; (b) reduce risk in their supply chain by managing compliance documents and data; ensure compliance with new regulatory requirements supporting traceability; and (c) improve product ordering and forecasting in order to accelerate sales, control risks, and improve supply chain efficiencies.

The Company’s services are grouped in three application suites:

1.

ReposiTrak Compliance Management (“Compliance”) solutions, which helps the Company’s customers vet suppliers and reduce a company’s potential regulatory, legal, and criminal risk from its supply chain partners by providing a way for them to ensure these suppliers are compliant with food safety regulations, such as the Food Safety Modernization Act of 2011 (“FSMA”);

2.

ReposiTrak Traceability Network (“Traceability” or “RTN”), which helps the Company’s customers comply with federal regulatory requirements of traceability and provides the lowest cost, easiest to use way to manage the capture and sharing of key data elements (“KDEs”) now required by Section 204d of FSMA 2011 as designated products move through the supply chain at each ‘event’ known as a ‘critical tracking event’ or “CTE”, which includes tracking from farm to shelf; and

3.

ReposiTrak Supply Chain Solutions (“Supply Chain”), which help the Company’s customers to more efficiently manage various interactions with their suppliers. In other words, it provides customers with greater flexibility in sourcing products by enabling them to choose new suppliers and integrate them into their supply chain faster and more cost effectively, and it helps them to manage these relationships more efficiently, enhancing revenue while lowering working capital, labor costs and reducing waste.

The Company’s services are delivered though proprietary software products designed, developed, marketed and supported by the Company. These products provide visibility and facilitate improved business processes among all key constituents in the supply chain, starting with the retailer and moving backwards to suppliers and eventually to raw material providers.

The Company provides cloud-based applications and services that address e-commerce, supply chain, food safety, compliance and traceability activities. The principal customers for the Company’s products are household name multi-store food retail chains and restaurants including their suppliers, branded food manufacturers, food wholesalers and distributors, and other food service businesses.

The Company has a hub and spoke business model. The Company is typically engaged by retailers and wholesalers (“Hubs”), which in turn require their suppliers (“Spokes”) to utilize the Company’s services.

Risk Factors

Our business is subject to substantial risk. Please carefully consider the section titled “Risk Factors” beginning on page 3 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase securities that may be offered in this prospectus.

Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. You should be able to bear a complete loss of your investment.

Corporate Information

On December 21, 2023, the Company effected a change of its corporate name from Park City Group, Inc. to ReposiTrak, Inc. The Company is incorporated in the State of Nevada and has two principal subsidiaries: PC Group, Inc., a Utah corporation (98.76% owned) (“PCG Utah”), and Park City Group, Inc., a Delaware corporation (100% owned) (“PCG Delaware” and together with PCG Utah, the “Subsidiaries”). All intercompany transactions and balances have been eliminated in the Company’s consolidated financial statements, which contain the Company’s results from operations. The Company has no business operations separate from the operations conducted through its Subsidiaries. Our principal executive offices are located at 5282 South Commerce Drive, Suite D292, Murray, Utah 84107. Our telephone number is (435) 645-2000.

Our website address is www.repositrak.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of our securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks occur, the trading price of our common stock could decline materially and you could lose all or part of your investment.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	our ability to obtain and maintain intellectual property protection for our core assets;

●	the size of the potential markets for our products and our ability to serve those markets;

●	the success of competing products and products in development by others that are or become available;

●	the loss of key management personnel, internally or from one of our third-party collaborators;

●	our ability to comply with the continued listing standards of the New York Stock Exchange (“NYSE”);

●

other risks and uncertainties, including those described under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, which risk factors are incorporated herein by reference.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” sections in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein, that we believe could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference herein and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus primarily for working capital and general corporate purposes, including sales and marketing activities, product development and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses. However, we have no present commitments or agreements to enter into any acquisitions or investments.

Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.  Pending these uses, we may invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 50.0 million shares of common stock, $0.01 par value per share (“Common Stock”), and 30.0 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”).   Our authorized capital stock may be increased and altered from time to time in the manner prescribed by Nevada law upon the vote of at least a majority of the shares entitled to vote on the matter.

The following summary of the capital stock does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation, as amended, and bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

General

The Company’s articles of incorporation currently authorize the issuance of up to 50,000,000 shares of Common Stock.   Our shares of common stock are traded on the New York Stock Exhcnage under the symbol “TRAK.”

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and non-assessable.

Transactions with Interested Persons

Under the Nevada Revised Statutes, or NRS, a transaction with the Company (i) in which a Company director or officer has a direct or indirect interest, or (ii) involving another corporation, firm or association in which one or more of the Company’s directors or officers are directors or officers of the corporation, firm or association or have a financial interest in the corporation firm or association, is not void or voidable solely because of the director’s or officer’s interest or common role in the transaction if any one of the following circumstances exists:

●

the fact of the common directorship, office or financial interest is known to the board of directors or a committee of the board of directors and a majority of disinterested directors on the board of directors (or on the committee) authorized, approved or ratified the transaction;

●

the fact of the common directorship, office or financial interest is known to the stockholders and disinterested stockholders holding a majority of the shares held by disinterested stockholders authorized, approved or ratified the transaction;

●	the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought to the board of directors for action; or

●	the transaction was fair to the Company at the time it is authorized or approved.

Control Share Acquisition Provisions

Nevada law precludes an acquirer of the shares of a Nevada corporation who crosses one of three ownership thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to those shares unless the disinterested holders of a majority of the shares of the Company held by disinterested stockholders vote to accord voting power to those shares.

Combinations with Interested Stockholders

Under the NRS, except under certain circumstances, a corporation is not permitted to engage in a business combination with any “interested stockholder” for a period of two years following the date such stockholder became an interested stockholder.  An “interested stockholder” is a person or entity who owns 10% or more of the outstanding shares of voting stock.  Nevada permits a corporation to opt out of the application of these business combination provisions by so providing in the articles of incorporation.  The Company did not opt out of the application of these business combination provisions in its articles of incorporation, as amended.

Transfer Agent

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock.

Preferred Stock

The Company’s articles of incorporation currently authorize the issuance of up to 30,000,000 shares of ‘blank check’ Preferred Stock, with designations, rights, and preferences as may be determined from time to time by the Company’s Board of Directors, of which 700,000 shares are currently designated as Series B Preferred Stock (“Series B Preferred”).

Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board.  The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock.  The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Series B Preferred Stock

In July 2010, our Board of Directors designated 600,000 shares as Series B Preferred. On February 4, 2014, our Board of Directors amended the Certificate of Designation of the Relative Rights, Powers and Preference of the Series B Preferred (“Series B Certificate of Designations”) to, among other things, increase the number of authorized shares of Series B Preferred to 900,000, and in June 2015 further amended the Series B Certificate of Designations to decrease the number of authorized shares of Series B Preferred to 700,000.

As of March 31, 2026, there were 160,865 shares of Series B outstanding.

The following description of the Series B Preferred, as amended, is a summary only:

Dividends.  Holders of the Series B Preferred are entitled to receive cumulative dividends at the rate per share of 7% per annum.  Dividends are payable quarterly in cash.

Voting Rights.  Each holder of outstanding shares of Series B Preferred is entitled to the number of votes equal to two and one-half shares of common stock at each meeting of stockholders of the Company (or by written action of stockholders in lieu of meeting) with respect to all matters presented to the stockholders of the Company for their action or consideration.  Except as provided by law or by the Certificate of Designations, the holders of Series B Preferred vote together with the holders of common stock as a single class.

Liquidation.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), holders of Series B Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the greater of the stated value of the Series B Preferred ($10 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, or such amount as would have been payable had each share of Series B Preferred been converted into common stock immediately prior to such Liquidation.  In either event, the amount paid shall be paid for each share of Series B Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Certain Price and Share Adjustments.

(a)  Stock Dividends and Stock Splits.  If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

(b)   Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property than each shares of Series B Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series B Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

Series B-1 Preferred Stock

In March 2015, our Board of Directors designate 300,000 shares as Series B-1 Preferred. In July 2017, our Board of Directors amended the Certificate of Designation of the Relative Rights, Powers and Preference of the Series B-1 Preferred (“Series B-1 Certificate of Designations”) to increase the number of authorized shares of Series B-1 Preferred to 550,000.  The Series B-1 Preferred designation was withdrawn in December 2024.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. Warrants may be offered independently or together with common stock and/or preferred stock offered by any prospectus supplement or free writing prospectus, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any warrants we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below.

In the event that we issue warrants, we will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. Forms of these warrant agreements and forms of the warrant certificates representing the warrants, and the complete warrant agreements and forms of warrant certificates containing the terms of the warrants being offered, will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements or free writing prospectus related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms relating to a series of warrants. If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

●	the offering price and the aggregate number of warrants offered;

●

the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

●	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

●	the date on and after which the holder of the warrants can transfer them separately from the related common stock;

●

the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

●	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

●	the date on which the right to exercise the warrants begins and the date on which that right expires;

●	federal income tax consequences of holding or exercising the warrants; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement or free writing prospectus. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

●	delivering to the warrant agent the payment required by the applicable prospectus supplement or free writing prospectus to purchase the underlying security;

●	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

●	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the shares of common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the exercise price of, and the number of securities covered by, a common stock or a preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement or free writing prospectus states otherwise, if we, without receiving payment:

●

issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

●

pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

●	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

●

issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock or preferred stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above or as otherwise set forth in the applicable prospectus supplement or free writing prospectus, the exercise price and number of securities covered by a common stock or preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of such warrant, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock and preferred stock warrants may have additional rights under the following circumstances:

●	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

●	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

●	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive, upon exercise of their warrants, the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement or free writing prospectus. If so described in a particular prospectus supplement or free writing prospectus, the specific terms of any series of units may differ from the general description of terms presented below.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of our preferred stock, warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

●

the terms of the units and of any of the shares of common stock, shares of preferred stock, or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units;

●	if appropriate, a discussion of material U.S. federal income tax considerations; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters or agents, if applicable;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

We may also sell equity securities covered by this registration statement in an “at the market offering” as defined in Rule 415 under the Securities Act. Such offering may be made into an existing trading market for such securities in transactions at other than a fixed price, either:

●

on or through the facilities of the Nasdaq Capital Market or any other securities exchange or quotation or trading service on which such securities may be listed, quoted or traded at the time of sale; and/or

●	to or through a market maker otherwise than on the Nasdaq Capital Market or such other securities exchanges or quotation or trading services.

Such at-the-market offerings, if any, may be conducted by underwriters acting as principal or agent.

Only underwriters named in a prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement that names the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities, and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the Nasdaq Capital Market may engage in passive market making transactions in accordance with Rule 103 of Regulation M during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

EXECUTIVE OFFICERS

The following table sets forth information regarding the Company’s current executive officers and significant employees:

Executive Officer	Age	Title
Randall K. Fields	79	Chairman, President and Chief Executive Officer
John R. Merrill	56	Chief Financial Officer
Edward L. Clissold	70	General Counsel and Corporate Secretary

The executive officers and significant employees named above were appointed by the Board, each to serve in such position until their respective successors have been duly appointed and qualified or until their earlier death, resignation or removal from office.

Randall K. Fields founded the Company in 1990 and has been the Chairman of the Board, President and Chief Executive Officer of the Company since its inception and is responsible for the strategic direction of the Company. Mr. Fields also serves as the Company’s Chief Operating Officer and Head of Sales. Mr. Fields co-founded Mrs. Fields Cookies with his then wife, Debbi Fields, in 1977. He served as Chairman of the Board of Mrs. Fields Cookies from 1978 to 1990. In the early 1970’s, Mr. Fields established Fields Investment Group, a financial and economic consulting firm. Mr. Fields received a Bachelor of Arts degree and a Master of Arts degree from Stanford University, where he was Phi Beta Kappa, Danforth Fellow, and National Science Foundation Fellow.

John R. Merrill joined the Company in May 2019 and currently serves as the Company’s Chief Financial Officer. Mr. Merrill has held a variety of financial roles within public and private organizations including United Health Group, Clear Channel, IMG, and Sports Authority.  Most recently, Mr. Merrill served as Chief Financial Officer of 360 Touch Advertising from 2016 to 2018, as Chief Financial Officer of Track Group, Inc. (OTCQX: TRCK) from 2014 to 2016, and as a merger and acquisition consultant for UnitedHealth Group (NYSE: UNH) from 2010 to 2014. In addition, Mr. Merrill previously served as the Company’s Chief Financial Officer from 2006 to 2010.  Mr. Merrill began his career with KPMG and holds a Bachelor’s and Master’s degrees in Accounting from the University of South Florida.

Edward L. Clissold joined the Company in March 2002 and currently serves as the Company’s General Counsel and Corporate Secretary. Mr. Clissold previously served as the Company’s Chief Financial Officer from August 2012 until September 2015. Prior to his time with the Company, Mr. Clissold served as General Counsel for Mrs. Fields Cookies from August 1987 to April 1995 and was also in private practice. Mr. Clissold holds a Bachelor’s degree in Finance from the University of Utah and a Juris Doctorate from Brigham Young University.

EXECUTIVE COMPENSATION

The table set forth below reflects certain information about the compensation paid or accrued during the years ended June 30, 2026 and 2025 to our Chief Executive Officer and our executive officers, other than our Chief Executive Officer, who were serving as an executive officer as of June 30, 2026, and whose annual compensation exceeded $100,000 during such year (collectively the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)(4)		Total ($)
Randall K. Fields	2026	1,205.445		500,000		-	235,279		1,940,724
Chief Executive Officer and Chairman of the Board	2025	1,118,031	(2)	500,000	(3)	-	235,279	(4)	1,853,310

John R. Merrill	2026	275,000		137,500		48,200			460,700
Chief Financial Officer	2025	275,000		137,500		48,200	-		460,700

Edward L. Clissold	2026	225,000		-		-	-		225,000
General Counsel and Corporate Secretary	2025	225,000		-		-	-		225,000

(1)

Stock awards consist solely of shares of restricted Common Stock. Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company during the fiscal years for stock awards as determined pursuant to FASB ASC 718.

(2)

On July 1, 2019, the Company and Mr. Fields and Fields Management, Inc. (“FMI”), a management company wholly owned by Mr. Fields, entered into an amended Employment Agreement and an amended Service Agreement, respectively. See “Employment Agreements” below for a more detailed description of Mr. Fields’ amended Employment Agreement and FMI’s amended Service Agreement. $1,113,031 and $1,025,617 of Mr. Fields’ cash compensation during each of 2026 and 2025, respectively, was paid to FMI pursuant to the terms and conditions of the Service Agreement in effect during the applicable period.

(3)

The terms and conditions of the amended Employment Agreement by and between Mr. Fields and the Company, first dated June 30, 2013, as amended, provide for an incentive bonus to be paid to Mr. Fields at the discretion of the Compensation Committee and upon approval by the Board, based upon the Company’s achievement of certain performance goals. Upon recommendation of the Compensation Committee, the Board approved a bonus to Mr. Fields for performance in the amount of $500,000 for the year ending June 30, 2026, and in the amount of $500,000 for the year ending June 30, 2025. The amounts granted reflect successful completion of certain business objectives.

(4)

These amounts include premiums paid on life insurance policies of $177,879 and $177,879 for each of 2026 and 2025, respectively; computer related expenses of $6,000 for each of 2026 and 2025; Company car related expenses of $14,400 for each of 2026 and 2025; medical premiums of $25,000 for each of 2026 and 2025; and reimbursement for certain accounting services of $12,000 for each of 2026 and 2025.

Employment Arrangements

Fields Employment Agreement

The Company has an Employment Agreement with Randall K. Fields, first dated June 30, 2013 and subsequently amended July 1, 2022, (the “Fields Employment Agreement”), pursuant to which Mr. Fields is employed by the Company in the position of Sales Department Manager through June 30, 2027 for annual compensation of $50,000, subject to annual increases equal to 75% of the Company’s percentage annual revenue growth beginning in the 2014 fiscal year.  Mr. Fields may also be eligible for an annual incentive bonus, awarded at the discretion of the Compensation Committee.

The Company also has a Services Agreement with FMI, first dated June 30, 2013, and subsequently amended on July 1, 2022, to provide certain executive management services to the Company, including designating Mr. Fields to perform the functions of President and Chief Executive Officer for the Company through June 30, 2027 (the “Services Agreement”). Pursuant to the Services Agreement, FMI is paid an annual base fee of $500,000, subject to annual increases equal to 75% of the Company’s percentage annual revenue growth beginning in the 2014 fiscal year. FMI may also be eligible for an annual incentive bonus, awarded at the discretion of the Company’s Board.

FMI also receives: (i) up to $1,200 per month for reimbursement of vehicle expenses; (ii) an annual computer equipment allowance of up to $6,000; (iii) 600,000 shares of the Company’s Common Stock, subject to a pro-rata 10-year vesting schedule; and (iv) a retirement annuity or other bonus award to be developed within six months of the effective date. The Company also maintains and pays the premiums for a $5.0 million life insurance policy in the name of Mr. Fields, with the beneficiary to be designated by Mr. Fields at his sole discretion.

Merrill Employment Agreement

On September 6, 2022, the Company and John Merrill entered into an employment agreement (the “Agreement”) in connection with Mr. Merrill’s continued employment as the Company’s Chief Financial Officer. Under the terms of the Agreement, Mr. Merrill shall serve as the Company’s Chief Financial Officer and Principal Accounting Officer until May 15, 2026, subject to further renewal upon agreement of the parties. In consideration for his continued service, the Agreement provides that Mr. Merrill shall (i) be paid a base salary of $22,917 per month, or $275,000 annually (“Base Salary”); (ii) be entitled to a discretionary bonus equal to 50% of his Base Salary, payable quarterly, based on the achievement of personal and Company objectives to be determined by the Chairman of the Board of Directors; and (iii) be granted 50,000 restricted shares of the Company’s Common Stock with a grant date of May 16, 2022 (“Grant Date”), which shares shall vest pro-rata over a five year period beginning on the first anniversary of the Grant Date.

Outstanding Equity Awards at Fiscal Year-End

The following table generally sets forth the number of outstanding equity awards that have not been earned or vested or that have not been exercised for each of the Named Executive Officers as of June 30, 2026.  No other equity awards otherwise reportable in this table have been granted to any of our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Randall K. Fields	-	-	-	-	776,744	$6,990,696
Chairman, President and Chief Executive Officer
John R. Merrill	-	-	-	-	10,000	$90,000
Chief Financial Officer
Edward L. Clissold	-	-	-	-	-	-
General Counsel and Corporate Secretary

(1)	Market value based on the closing market price of $9.00 of the Company’s Common Stock on June 30, 2026, as reported on NYSE.

Description of Equity Compensation Plans

The following table sets forth information as of June 30, 2026 with respect to compensation plans under which shares of the Company’s Common Stock may be issued:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	101,426	$6.78	348,574
Equity compensation plans not approved by security holders	-	-	-
Total	-	-	348,574

2023 Omnibus Equity Incentive Plan

On August 29, 2023, our Board unanimously approved our 2023 Omnibus Equity Incentive Plan (the “2023 Plan”), authorizing 400,000 shares of Common Stock available for issuance thereunder, and the 2023 Plan was approved by shareholders on November 20, 2023.

The Company’s Second Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”) terminated on April 1, 2023, and no new awards were granted under the 2011 Plan thereafter. Awards outstanding under the 2011 Plan remain subject to the 2011 Plan. Any shares subject to outstanding awards under the 2011 Plan that subsequently expire, terminate, or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under our 2023 Plan.

Under the terms of the 2023 Plan, officers, key employees, consultants and directors of the Company are eligible to participate. Our Compensation Committee administers the 2023 Plan, and may grant incentive stock options, non-qualified stock options, restricted stock awards and/or performance awards to eligible recipients. In addition, the Board may, at any time and without shareholder approval, terminate or amend the 2023 Plan to increase the number of shares of Common Stock available for issuance.

2023 Employee Stock Purchase Plan

On August 29, 2023, our Board unanimously approved our 2023 Employee Stock Purchase Plan (the “2023 ESPP”) authorizing 50,000 shares for issuance thereunder, and the 2023 ESPP was approved by shareholders on November 20, 2023.

The ESPP provides every full-time and part-time employee of the Company an opportunity to acquire and expand their equity interest in the Company by giving each participating employee the opportunity to purchase shares of Common Stock at a discount from fair market value. Additionally, the ESPP may also be used to issue shares of Common Stock in lieu of cash compensation. The ESPP is administered by the Compensation Committee.

ReposiTrak, Inc. 401(k) Retirement Savings Plan

The Company offers an employee benefit plan under Benefit Plan Section 401(k) of the Code. The Company utilizes Bank of America / Merrill Lynch as its administrator and trustee of the Company’s 401(k) plan. Employees who have attained the age of 18 are immediately eligible to participate. The Company, at its discretion, may match employees’ contributions at a percentage determined annually by the Board. As of July 1, 2026, the Company matches 50% of eligible employee contributions up to $1,000 annually.

Indemnification for Securities Act Liabilities

Nevada law authorizes, and the Company’s Amended and Restated Bylaws provide for, indemnification of the Company’s directors and officers against claims, liabilities and amounts paid in settlement, and expense in a variety of circumstances. Indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing or otherwise. However, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Compensation Committee Interlocks and Insider Participation

No executive officers of the Company serve on the Compensation Committee (or in a like capacity) for the Company or any other entity.

Related Party Transactions

During the year ended June 30, 2026, the Company continued to be a party to a Service Agreement with Fields Management, Inc. (“FMI”), pursuant to which FMI provided certain executive management services to the Company, including designating Mr. Fields to perform the functions of President and Chief Executive Officer for the Company. Mr. Fields, FMI’s designated Executive, who also serves as the Company’s Chairman of the Board of Directors, controls FMI. During each of the fiscal years ended June 30, 2026 and 2025, the Company paid FMI $1,025,617 and $969,732, respectively, under the terms of the Service Agreement. The Company had no payables to FMI on June 30, 2026 and 2025, respectively, under the Service Agreement.

During the year ended June 30, 2026, the Company redeemed and retired and aggregate of $1,874,993 in Series B Preferred from Mr. Fields, affiliates of Mr. Fields, and Robert W. Allen. Mr. Allen is a director of the Company. During the year ended June 30, 2025, the Company redeemed and retired and aggregate of $2.999,980 in Series B Preferred from Mr. Fields, affiliates of Mr. Fields, and Robert W. Allen.

Policy and Procedures Governing Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

The SEC rules define a related party transaction to include any transaction, arrangement or relationship which: (i) we are a participant; (ii) the amount involved exceeds $120,000; and (iii) executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our Common Stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our Common Stock had or will have a direct or indirect material interest.

Although we do not maintain a formal written procedure for the review and approval of transactions with such related persons, it is our policy for the disinterested members of our Board to review all related party transactions on a case-by-case basis. To receive approval, a related-party transaction must have a legitimate business purpose for us and be on terms that are fair and reasonable to us and our shareholders and as favorable to us and our shareholders as would be available from non-related entities in comparable transactions.

All related party transactions must be disclosed in our applicable filings with the SEC as required under SEC rules.

Insider Trading Policy

The Company’s Insider Trading and Unauthorized Disclosure Policy (the “Insider Trading Policy”) governs the purchase, sale, and/or other dispositions of our securities by employees, executive officers, directors, consultants and contractors that have access to material nonpublic information. The Insider Trading Policy is designed to promote compliance with insider trading laws, rules, and regulations as well as the listing standards of the NYSE.

The Insider Trading Policy prohibits employees, executive officers, directors, consultants and contractors trading in the Company’s securities while in possession of material nonpublic information. Such persons are also generally prohibited from hedging, including engaging in publicly-traded options, puts, calls, or other derivative instruments relating to the Company’s securities, or selling the Company’s securities “short.” The Insider Trading Policy also requires that such persons obtain pre-approval from the Company’s General Counsel for all pledges, and the deposit in margin accounts, of the Company’s securities and the securities of any other company designated by the Company’s General Counsel. The Insider Trading Policy also restricts directors, officers subject to Section 16 of the Exchange Act, and certain other specifically designated employees from trading in the Company’s securities during certain periods and only after they have obtained pre-clearance for trades in the Company’s securities from the Company’s General Counsel (or, in the case of the General Counsel, the Chief Financial Officer).

The Insider Trading Policy also provides that the Company will not engage in transactions in its securities while aware of material nonpublic information relating to the Company or its securities, except pursuant to a written trading plan (“Trading Plan”) intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), that is entered into and maintained in compliance with the Insider Trading Policy and applicable law.

Rule 10b5-1 Trading Plans

General.  Rule 10b5-1 allows persons who may be considered insiders of an issuer to adopt pre-arranged written plans for trading specified amounts of stock. Rule 10b5-1 trading plans establish predetermined trading parameters that, among other things, do not permit the person adopting the trading plan to exercise subsequent influence over how, when or whether to effect trades. Once a Rule 10b5-1 trading plan has been properly adopted, trades may be executed pursuant to the terms of the trading plan at times when the person would otherwise be restricted from trading (e.g., during a closed trading window). Rule 10b5-1 trading plans are designed to allow individuals to purchase or sell shares in an orderly fashion for asset diversification, liquidity, tax planning and other purposes when they might otherwise be restricted from doing so due to material, non-public information that they might possess at the time of the purchase or sale. Certain of our directors and executive officers have adopted, and in the future may adopt, a Trading Plan.

The adoption, amendment, and termination of Rule 10b5-1 trading plans and non-Rule 10b5-1 trading arrangements by our directors and executive officers, as well as purchase and sale transactions under Rule 10b5-1 trading plans and non-Rule 10b5-1 trading arrangements by our directors and executive officers, will be disclosed publicly through filings with the SEC to the extent required.

RK Fields Trust Trading Plan. During the quarter ended June 30, 2024, Mr. Fields, Chairman and Chief Executive Officer of the Company, in his capacity as Trustee of the 2022 RK Fields Charitable Remainder Unitrust, adopted a trading arrangement for the sale of the Company’s Common Stock held by such trust (the “RK Fields Trust Trading Plan”) that is intended to satisfy the affirmative defense conditions of Securities Exchange Act Rule 10b5-1(c). The RK Fields Trust Trading Plan, which was established to enable Mr. Fields to meet some of his charitable commitments, had a term of one year, and provided for the weekly sale of up to 7,500 shares of Common Stock pursuant to the terms of the RK Fields Trust Trading Plan. The totality of the sales represents a small proportion of the Common Stock beneficially owned by Mr. Fields. On March 31, 2026, the RK Fields Trust Trading Plan was terminated.

Clawback Policy

Effective December 1, 2023, our Board adopted our Clawback Policy (the “Clawback Policy”) to comply with both certain new clawback listing standards of the NYSE and new rules and regulations promulgated by the SEC. The Clawback Policy provides that in the event of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, the Company will attempt to recover from our Chief Executive Officer and other officers (as defined in Rule 16a-1(f) under the Exchange Act), the excess of the amount of incentive-based compensation received after the effective date by such officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. Recovery under the Clawback Policy is mandatory and no employee misconduct is required.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Act requires our officers, directors and persons who beneficially own more than ten percent of our Common Stock (collectively, “Reporting Persons”) to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Reporting Persons are also required by SEC rules to furnish us with copies of all reports that they file pursuant to Section 16(a).

Based solely on review of these forms that were furnished to us, we believe that all reports required to be filed by these individuals and persons under Section 16(a) were filed during the fiscal year ended June 30, 2026, and that such filings were timely.

DIRECTORS

The sections below set forth certain information regarding the director nominees for election as directors of the Company. There are no family relationships between any of the directors and the Company’s Named Executive Officers.

Director Nominee, Title	Age
Randall K. Fields – Chairman, President and Chief Executive Officer	79
Robert W. Allen – Independent Director	83
James Gillis – Independent Director	73
Ronald C. Hodge – Independent Director	78
Peter J. Larkin – Independent Director	72

Randall K. Fields Please see Mr. Fields’ biography under the “Executive Officers” section of this prospectus.

As the founder of the Company, Mr. Fields’ expertise in the Company’s industry and markets, his extensive sales, marketing and technical background, and his expansive business experience allow him to bring a unique understanding of the industries and markets in which the Company operates, as well as an entrepreneurial vision to the Company and the Board.

Robert W. Allen joined the Board in October 2007. Mr. Allen is a seasoned executive with many years of prior experience in positions such as Chairman, President, and Chief Executive Officer of businesses ranging in size from $200 million to $2.5 billion. Mr. Allen has over thirty years of experience in the dairy industry, most notably as a catalyst for developing companies and a turn-around agent for troubled companies or divisions. Mr. Allen was Chief Executive Officer of Tuscan Lehigh Dairies from July 1994 to December 1998, where he established a leadership team that repositioned the company and developed a position in the marketplace for the branding of its products. Prior to this, from September 1991 to April 1994, he served as Executive Vice President of Borden, Inc., where he was recruited to turn around the largest and most troubled division of the company. He is also a past Chair of Kid Peace International, a $160 million non-profit agency assisting children in crises.

Mr. Allen’s years of experience in an area of growth for the Company, the dairy industry, as well as his extensive experience developing and managing companies in senior executive roles, add significant value to the Company and its Board of Directors in assessing challenges in one of its growth markets, and in addressing organizational and development issues facing the Company.

James Gillis joined the Board in March 2026. Mr. Gillis is currently the Chief Executive Officer of Gillis & Associates, Inc., an M&A advisory firm that helps buyers and sellers in complex transactions. Mr. Gillis previously served on the Board of ReposiTrak Inc. from February 2008 to March 2015. From 1993 to 2011, he was the CEO of Source Interlink Companies, Inc. From 1989 to 1993, Mr. Gillis was Managing Partner of Aders, Wilcox, Gillis Group, a global developer of trade relationships serving major brand marketers and retailers worldwide. He currently serves on the boards of AST/EQ American Stock Transfer & Trust Company, LLC (AST / EQ), SPAR Group, Inc., and Travelport Worldwide LTD. He is an advisor to Siris Capital Group and Platinum Equity, and has served on the boards and committees of multiple companies including Source Interlink, and Globe Communications. He attended Nova University in Fort Lauderdale.

Mr. Gillis brings more than 35 years of experience in retail supply chain management, business development and organizational growth. His proven expertise in leading complex mergers, driving operational efficiency and building trusted relationships across the retail, financial and technology sectors will complement the company’s ongoing efforts to scale and innovate across its network of retailers, wholesalers and suppliers.

Ronald C. Hodge joined the Board in February 2013. Mr. Hodge was an advisor to Delhaize America, LLC, from 2012 to 2013 after he retired holding the role of Delhaize America’s Chief Executive Officer from 2009 to October 2012. Prior to Delhaize America, Mr. Hodge served as Executive Vice President of Delhaize Group and Chief Executive Officer of Hannaford Bros. Co. He joined Hannaford in 1980 and served in various executive roles, including Vice President and General Manager of Hannaford’s New York Division, Senior Vice President of Retail Operations, Executive Vice President of Sales and Marketing, and Executive Vice President and Chief Operating Officer. He became President of Hannaford in December 2000 and Chief Executive Officer in 2001. While leading the start-up of Hannaford’s entry into upstate New York, Mr. Hodge was elected Chairman of the New York State Food Merchant’s Association and served on several Community Agency Boards of Directors. He chaired the Northeastern New York United Way Campaign in 1995 and was selected as the New York Capital Region’s Citizen of the Year in 1996. Mr. Hodge holds a Bachelor of Science degree in business administration from Plymouth State College in New Hampshire.

Mr. Hodge’s 38 years of management experience in the grocery industry, including leading the successful expansion of Hannaford Bros. Co., provides the Company with valuable industry knowledge and insight as the Company continues to grow its scan-based technologies to a growing client base.

Peter J. Larkin joined the Board in August 2019. Mr. Larkin is the former President and Chief Executive Officer of the National Grocers Association (“NGA”), a national trade association representing the retail and wholesale grocers that comprise the independent sector of the food distribution industry, and the not-for-profit NGA Foundation where he served from 2010 until his resignation effective September 1, 2019. Prior to that, Mr. Larkin served as President of Larkin Public Affairs from 2007 to 2010, as President and Chief Executive Officer for the California Grocers Association from 1996 to 2007 and in several positions within the food service industry in state and governmental affairs between 1976 to 1988, including serving as Vice President of State Government Relations and Environmental Affairs with the Food Marketing Institute from 1989 to 1996. Mr. Larkin holds a B.A. degree in Political Science from the University of Vermont and has served as a director and advisory board member with various industry-related companies and organizations throughout his career spanning over four decades.

Mr. Larkin provides the Board with valuable industry insight stemming from his extensive career representing retail and wholesale grocers, including an understanding of matters unique to independent grocers.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or director nominee during the past ten years.

Director Compensation

Currently, each of our non-executive directors, consisting of Messrs. Allen, Gillis, Hodge and Larkin, receive an annual retainer of $75,000 for their service on the Board, which retainer is payable in either cash or shares of Common Stock in quarterly installments, at the Company’s discretion.

In addition to the annual retainer, any newly appointed outside independent directors to the Board receive a one-time grant of $150,000, payable in shares of the Company’s restricted Common Stock, calculated based on the market value of the shares of Common Stock on the date of grant. The shares vest ratably over a five-year period.

The following table provides information regarding 2026 compensation paid to non-employee directors. Information regarding executive compensation paid to Mr. Fields during the year ended June 30, 2026 is reflected in the Summary Compensation table below under “Executive Compensation” of this Proxy Statement.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Robert W. Allen	$75,000	-	$75,000
James Gillis	$18,750		$18,750
Ronald C. Hodge	$75,000	-	$75,000
Peter J. Larkin	$75,000	-	$75,000

(1)

Amounts reported in this table represent the amounts earned by each non-employee director for their service on the Company’s Board during the year ended June 30, 2026, of which two directors were paid in shares of Common Stock and two were paid in cash. The amounts in this column represent the aggregate grant date fair value of the shares of Common Stock issued to each non-employee director, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(2)	James Gillis was appointed to the Board in March 2026.

Governance And Board Matters

Term of Office

The Company’s Charter provides for a Board comprised of one class of directors. Directors serve from the time they are duly elected and qualified until the conclusion of the next annual meeting of shareholders or their earlier death, resignation, or removal from office.

Director Independence

Our Common Stock is listed on the New York Stock Exchange (“NYSE”). Under the NYSE listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. The Board has determined that all of its members, other than Mr. Fields, who serves as the Company’s President and Chief Executive Officer, are “independent” as required under applicable NYSE rules and within the meaning of the Securities and Exchange Commission (the “SEC”) rules regarding independence.

Director Nomination Process

The Nominating and Corporate Governance Committee of the Board identifies director nominees by first considering those current members of the Board who are willing to continue service. Current members of the Board who possess the skills and experience that are relevant to our business and are willing to continue service are considered for re-election. Additionally, the Nominating and Corporate Governance Committee endeavors to take into consideration the appropriate balance of the value that the existing members of the Board provide in continuing their service to the Board in addition to the new perspective that new directors may bring to the Board. Nominees for director are selected by a majority of the members of the Board. Although the Company does not have a formal policy on Board diversity, in considering the suitability of director nominees, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate to develop a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the Nominating and Corporate Governance Committee include judgment, knowledge, skill, diversity, integrity, experience with businesses and other organizations of comparable size, including experience in the grocery industry, business, finance, administration or public service, the relevance of a potential nominee’s experience to our needs and experience of other Board members, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a potential nominee would be a desirable addition to the Board and/or any committees of the Board.

The Nominating and Corporate Governance Committee and the Board may consider recommendations for director candidates that are submitted by shareholders, provided such nominations are submitted in accordance with the procedure set forth in our Bylaws. The Nominating and Corporate Governance Committee will evaluate shareholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources.

Code of Ethics and Business Conduct

The Company’s Code of Ethics and Business Conduct is posted at the Company’s website located at www.repositrak.com.

The Role of the Board in Risk Oversight

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board, as a whole, primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk. The Compensation Committee addresses risks related to compensation and other related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions.

The Board’s Leadership Structure

Our Board has discretion to determine whether to separate or combine the roles of Chairman of the Board and Chief Executive Officer. Our founder, Mr. Fields, has served in both roles since 2001, and our Board continues to believe that his combined role is most advantageous to the Company and its shareholders. Our technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Mr. Fields, and Mr. Fields possesses in-depth knowledge of the issues, opportunities and risks facing us, our business and our industry and is best positioned to fulfill the Chairman’s responsibility to develop meeting agendas that focus the Board’s time and attention on critical matters and to facilitate constructive dialogue among Board members on strategic issues.

In addition to Mr. Fields’ leadership, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, and regular executive sessions. As required under the Corporate Governance Guidelines, the Board holds at least four scheduled meetings each year of the non-executive directors without management present.

Additional executive sessions may be held from time to time as required. The non-executive directors met either immediately before or following each regularly-scheduled meeting of the Board, and otherwise held meetings and information sessions in 2026 without management present. The presiding person at executive sessions rotates among the non-executive directors.

Meetings And Committees of The Board

The Board met 6 times and acted 4 times by unanimous written consent during the fiscal year ended June 30, 2026 (“Fiscal 2026”). The current committees of the Board are the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Company’s directors who served during Fiscal 2026 attended or participated in no less than 75% or more of the aggregate of (i) the total number of meetings of the Board; and (ii) the total number of meetings held by all committees of the Board on which such director served as a member during Fiscal 2026. Directors are not required to attend the Company’s annual meeting of shareholders.

The following table represents the current composition of each committee of the Board and meetings held during the fiscal year ended June 30, 2026:

Committees
Director	Audit	Compensation	Nominating and Corporate Governance
Randall K. Fields	-	-	-
Robert W. Allen	X	CC	X
Ronald C. Hodge	CC	X	X
Peter J. Larkin	X	-	CC
James R. Gillis	X	X	-

Meetings Held in Fiscal 2026	6	4	4

CC – Committee Chair

X – Member

Our Board has determined that each member of each standing committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair such member’s individual exercise of independent judgment with regard to us.

Below is a description of each standing committee of our Board of Directors:

Audit Committee. Pursuant to the Company’s Audit Committee Charter, the Audit Committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy it that the accountants are independent of management. The current members of the Audit Committee are Messrs. Allen, Gillis, Hodge and Larkin, each of whom are non-executive members of our Board. Mr. Hodge also serves as the Audit Committee Chair and Mr. Allen is the designated Audit Committee financial expert, as that term is defined under SEC rules implementing Section 407 of the Sarbanes Oxley Act of 2002 (“SOX”), and possesses the requisite financial sophistication, as defined under applicable rules. We believe the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the New York Stock Exchange (“NYSE”) rules, SOX and SEC rules and regulations.

Compensation Committee. Pursuant to the Company’s Compensation Committee Charter, the Compensation Committee determines our general compensation policies and the compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans and employee stock purchase plan. During the year ended June 30, 2026, the Compensation Committee consisted of Messrs. Allen, Gillis and Hodge with Mr. Allen also serving as Compensation Committee Chair. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complied with, the applicable requirements of NYSE rules, SOX and SEC rules and regulations during the year ended June 30, 2026, and will continue to do so in future periods.

Nominating and Corporate Governance Committee. Pursuant to the Company’s Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. The current members of the Nominating and Corporate Governance Committee are Messrs. Allen, Hodge and Larkin. Mr. Larkin also serves as Nominating and Corporate Governance Committee Chair. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, the applicable requirements of NYSE rules, SOX and SEC rules and regulations.

Shareholder and Other Interested Party Communications

If you wish to communicate with the Board, you may send your communication in writing to:

ReposiTrak, Inc.

c/o Corporate Secretary

5282 South Commerce Drive, Suite D292

Murray, Utah 84107

You must include your name and address in the written communication and indicate whether you are a shareholder of the Company. Our Corporate Secretary will review any communication received from a shareholder and other interested parties, and all material and appropriate communications from shareholders and other interested parties will be forwarded to the appropriate director(s) or committee of the Board based on the subject matter.

DESCRIPTION OF CERTAIN PROVISIONS OF NEVADA LAW

Transactions with Interested Persons

Under the Nevada Revised Statutes (the “NRS”) a transaction with the Company (i) in which a Company director or officer has a direct or indirect interest, or (ii) involving another corporation, firm or association in which one or more of the Company’s directors or officers are directors or officers of the corporation, firm or association or have a financial interest in the corporation firm or association, is not void or voidable solely because of the director’s or officer’s interest or common role in the transaction if any one of the following circumstances exists:

●

the fact of the common directorship, office or financial interest is known to our Board or a committee of our Board and a majority of disinterested directors on the Board (or on the committee) authorize, approved or ratify the transaction in good faith;

●

the fact of the common directorship, office or financial interest is known to the stockholders and stockholders holding a majority of the shares, including shares held by the common or interested directors or officers, authorize, approve or ratify the transaction in good faith;

●	the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought to the Board for action; or

●	the transaction is fair to the Company at the time it is authorized or approved.

Anti-Takeover Provisions

Nevada law includes certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued common stock.

Combination with Interested Stockholders Statute

Sections 78.411 to 78.444 of the NRS, which apply to any Nevada corporation which has at least 200 stockholders of record and is publicly traded, including us, prohibits an “interested stockholder” from entering into specified types of business “combinations” with the Nevada corporation for two years, unless certain conditions are met. A “combination” includes:

●

any merger of the corporation or any subsidiary of the corporation with an “interested stockholder,” or any other entity, whether or not itself an “interested stockholder,” which is, or after and as a result of the merger would be, an affiliate or associate of an “interested stockholder;”

●

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” or any affiliate or associate of an “interested stockholder,” of assets of the corporation or any subsidiary:

i.	having an aggregate market value equal to more than 5% of the aggregate market value of the corporation’s assets, determined on a consolidated basis;

ii.	having an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation; or

iii.	representing more than 10% of the earning power or net income, determined on a consolidated basis, of the corporation; or

●

the issuance or transfer by the corporation or any subsidiary, of any shares of the corporation or any subsidiary to an “interested stockholder” or any affiliate or associate of an “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation;

●

the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, under any agreement, arrangement or understanding, with the “interested stockholder,” or any affiliate or associate of the “interested stockholder;”

●	if any of the following actions occurs

i.

a reclassification of the corporation’s securities, including, without limitation, any splitting of shares, share dividend, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

ii.	recapitalization of the corporation;

iii.	merger or consolidation of the corporation with any subsidiary; or

iv.	any other transaction, whether or not with or into or otherwise involving the interested stockholder,

under any agreement, arrangement or understanding, whether or not in writing, with the interested stockholder or any affiliate or associate of the interested stockholder, which has the immediate and proximate effect of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the corporation or any subsidiary of the corporation which is beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares; or

●

any receipt by an “interested stockholder” or any affiliate or associate of an “interested stockholder,” except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the corporation.

An “interested stockholder” is a person who is:

●	directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or

●

an affiliate or associate of the corporation, which at any time within two years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within two years after the interested stockholder first became an interested stockholder, unless the combination meets all of the requirements of the corporation’s articles of incorporation and (i) the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder, or (ii)(a) the combination is approved by the board of directors and (b) at or after that time, the combination is approved at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. If this approval is not obtained, the combination may be consummated after the two year period expires if either (i)(a) the combination or transaction by which the person first became an interested stockholder is approved by the board of directors before such person first became an interested stockholder, (b) the combination is approved by a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder, or (c) the combination otherwise meets the requirements of the Combination with Interested Stockholders statute. Alternatively, a combination with an interested stockholder engaged in more than 2 years after the date the person first became an interested stockholder may be permissible if the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the interested stockholder has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute

Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the NRS only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect ten days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds:

●	at least one-fifth but less than one-third;

●	at least one-third but less than a majority; and

●	a majority or more, of the outstanding voting power.

Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within 90 days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenter’s rights proceeding pursuant to Chapter 92A of the NRS.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Disclosure Law Group, a Professional Corporation, of San Diego, California.

EXPERTS

The financial statements of ReposiTrak, Inc.  as of June 30, 2025 and 2024 and for each of the years in the two-year period ended June 30, 2025, incorporated in this Prospectus by reference from the ReposiTrak, Inc. Annual Report on Form 10-K for the year ended June 30, 2025 have been audited by Haynie & Company, an independent registered public accounting firm, as stated in their reports thereon, have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, we maintain a website that contains information about us at http://www.repositrak.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may access the registration statement of which this prospectus forms a part by visiting http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended June 30, 2025, filed on September 29, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 13, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2025, filed on February 17, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 14, 2026;

●	our Current Report on Form 8-K, filed on September 19, 2025;

●	our Current Report on Form 8-K, filed on November 20, 2025;

●	our Current Report on Form 8-K, filed on December 9, 2025;

●	our Current Report on Form 8-K, filed on December 19, 2025;

●	our Current Report on Form 8-K, filed on March 17, 2026;

●	our Current Report on Form 8-K, filed on March 20, 2026;

●	our Current Report on Form 8-K, filed on March 24, 2026;

●	our Current Report on Form 8-K, filed on June 3, 2026;

●	our Current Report on Form 8-K, filed on June 18, 2026;

●	our Current Report on Form 8-K, filed on July 8, 2026;

●	our Current Report on Form 8-K, filed on August 18, 2026;

●

the description of our common stock contained in the Registration Statement on Form 8-A12B filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 29, 2010, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide upon request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to or calling us at:

ReposiTrak, Inc.

5282 South Commerce Drive, Suite D292

Murray, Utah 84107

(435) 645-2000

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of the document.

PROSPECTUS

$35,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

UNITS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC and FINRA registration fees.

Amount
SEC registration fee	$-
FINRA registration fee	$-
Legal fees and expenses	$15,000
Accounting fees and expenses	$2,500
Printing and miscellaneous fees and expenses	$1,000
Total	$19,895

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502 of the NRS permits a corporation to indemnify any person who was, is or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful.

With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of the Board of Directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the NRS permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

The Registrant’s bylaws provide that the Registrant will indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to service for or at the request of the Registrant.  The Registrant will not indemnify a director or officer if in relation to matters such director or officer is adjudged in the action, suit or proceeding to be liable for negligence or misconduct in the performance of their duties.

The Registrant’s articles of incorporation also provide that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the director’s liability will not be eliminated or limited: (A) for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law; or (B) for the payment of any distribution in violation of Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and certain employees pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

ITEM 16.  EXHIBITS

1.1*	Form of Underwriting Agreement
1.2*	Form of Placement Agent Agreement
4.1*	Form of any certificate of designation with respect to any preferred stock issued hereunder and the related form of preferred stock certificate
4.2*	Form of any warrant agreement with respect to each particular series of warrants issued hereunder
4.3*	Form of any warrant agency agreement with respect to each particular series of warrants issued hereunder
4.4*	Form of any unit agreement with respect to any unit issued hereunder
5.1*	Opinion of Disclosure Law Group, a Professional Corporation
23.1*	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm – Haynie & Company
24**	Power of Attorney (located on signature page)
107**	Filing Fees Exhibit

*	To be filed, if necessary, by an amendment to this registration statement or incorporation by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.
**	Filed herewith.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 24th day of August, 2026.

ReposiTrak, Inc.

By:	/s/ Randall K. Fields
Randall K. Fields Chief Executive Officer, Chair of the Board and Director

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Randall K. Fields as attorney-in-fact, with power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall K. Fields	Chief Executive Officer,	August 24, 2026
Randall K. Fields	Chair of the Board and Director
(Principal Executive Officer)

/s/ John Merrill	Chief Financial Officer	August 24, 2026
John Merrill	(Principal Financial and Accounting Officer)

/s/ Robert W. Allen	Director	August 24, 2026
Robert W. Allen

/s/ James Gillis	Director	August 24, 2026
James Gillis

/s/ Peter J. Larkin	Director	August 24, 2026
Peter J. Larkin

/s/ Ronald C. Hodge	Director	August 24, 2026
Ronald C. Hodge